Exhibit 99.1

B&G Foods to Acquire Iconic Green Giant® Brand

— Acquisition to Mark the Company’s Entry into the Frozen Food Category —

— Expected to be Significantly Accretive to Earnings per Share and Free Cash Flow —

— Company to Host Conference Call Today to Discuss Acquisition —

Parsippany, N.J., September 3, 2015 —B&G Foods, Inc. (NYSE: BGS) announced today that it has entered into an agreement to acquire the iconic Green Giant® and Le Sueur® brands, leaders in frozen and canned vegetables, from General Mills, Inc. for approximately $765 million in cash, subject to an inventory adjustment at closing.  B&G Foods expects the acquisition to close during the fourth quarter of 2015, subject to customary closing conditions, including the receipt of regulatory approvals.

“We are thrilled to welcome Green Giant and Le Sueur to the B&G Foods family of brands.  For over 100 years, Green Giant and Le Sueur have been providing consumers with great tasting, nutritious vegetables picked at the peak of perfection®.  We look forward to building on that rich history by offering new and innovative products that will respond to the needs of today’s health conscious consumer,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

Mr. Cantwell continued, “Consistent with our acquisition strategy, we expect the acquisition to be immediately accretive to our earnings per share and free cash flow.  In addition, the acquisition marks our entry into the frozen food category, which we believe will open many future growth opportunities.”

B&G Foods projects that following a six to twelve month transition period, the Green Giant and Le Sueur brands will generate on an annualized basis net sales of approximately $550 million, adjusted EBITDA of approximately $95 million to $100 million and earnings per share of $0.60.  Because the acquisition will be structured as an asset purchase, B&G Foods expects to realize approximately $137 million in tax benefits on a net present value basis.

The Green Giant and Le Sueur brands trace their roots to Le Sueur, Minnesota in 1903, and the Minnesota Valley Canning Company.  For more than 100 years, fresh and great-tasting Green Giant and Le Sueur vegetables have been grown and picked at the peak of perfection in the Valley of the Jolly Green Giant.  Green Giant has been implementing sustainability into the business since 1929 when it introduced vacuum-pack technology, and Green Giant has plans to continue to become “greener” in the future.

B&G Foods intends to fund the acquisition and related fees and expenses with additional revolving loans and new incremental terms loans under its existing credit facility.  B&G Foods has received financing commitments from Barclays Bank PLC, BofA Merrill Lynch and RBC Capital Markets.  Barclays and RBC Capital Markets acted as financial advisors to B&G Foods.

Conference Call

B&G Foods will host a conference call to discuss the acquisition at 9:00 a.m. ET on Thursday, September 3, 2015.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor

Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 254-3590 for U.S. callers or (913) 312-0711 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 5971692.  The replay will be available from September 3, 2015 through September 17, 2015.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the planned acquisition of the Green Giant and Le Sueur brands and the timing and financing thereof; the expected impact of the planned acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow, and the expected tax benefits of the acquisition; and B&G Foods’ plans to introduce new and innovative products that meet the needs of consumers.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: whether and when the required regulatory approvals will be obtained, whether and when the other closing conditions will be satisfied and whether and when the transaction and related financing will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the acquisition.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2014 filed on March 4, 2015 and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214